                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                              Michael Foods, Inc.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                           [Michael Foods Inc. logo]

                        324 PARK NATIONAL BANK BUILDING
                             5353 WAYZATA BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55416

                                                                  March 27, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Michael Foods, Inc. to be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on Wednesday, April 26, 2000, at 4:00 p.m., local time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting there will be a report on the operations of the Company. After the business of the meeting has been concluded, shareholders will be given an opportunity to ask appropriate questions.

     The items requiring shareholder approval are the election of directors and ratification of the appointment of auditors for the year 2000. We recommend that you vote for each of these proposals, which are set forth in more detail in the accompanying Proxy Statement.

     One of the Company's directors, Maureen B. Bellantoni, is not standing for reelection. We thank Maureen for her years of service on behalf of the shareholders.

     Whether or not you can attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly. This action will not limit your right to revoke your proxy in the manner described in the accompanying Proxy Statement or to vote in person if you wish to attend the Annual Meeting and vote personally.

                                          Sincerely,

                                          /s/ Gregg A. Ostrander
                                          Gregg A. Ostrander
                                          President and Chief Executive Officer

                              MICHAEL FOODS, INC.
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 2000
                           -------------------------

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Michael Foods, Inc., a Minnesota corporation, will be held in the Auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, at 4:00 p.m., local time, on Wednesday, April 26, 2000.

     This meeting is being held for the following purposes:

          1. To elect ten (10) persons to serve as directors until the next annual election and until their successors are duly elected and qualified.

          2. To ratify the appointment of Grant Thornton LLP as independent auditors for the year ending December 31, 2000.

          3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 20, 2000 will be entitled to notice of or to vote at the meeting. Whether or not you plan to be present at the meeting, please sign and return the accompanying form of proxy in the enclosed postage prepaid envelope at your earliest convenience.

                                          /s/ Jeffery M. Shapiro
                                          Jeffrey M. Shapiro
                                          Executive Vice President and Secretary

Minneapolis, Minnesota
March 27, 2000

                              MICHAEL FOODS, INC.
                        324 PARK NATIONAL BANK BUILDING
                             5353 WAYZATA BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55416

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 26, 2000

     This Proxy Statement is furnished to shareholders of Michael Foods, Inc., a Minnesota corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders of the Company to be held on April 26, 2000 (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. The mailing date of this Proxy Statement and enclosed form of proxy is March 27, 2000.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the form of proxy, including the reimbursement of banks, brokers and other nominees for forwarding proxy materials to beneficial owners, is estimated at $9,000 and will be borne by the Company. Proxies may also be solicited personally or by telephone by directors, officers and regular employees of the Company who will receive no additional compensation. A shareholder giving a proxy may revoke it at any time prior to the voting of the proxy by filing with any officer of the Company a written notice of revocation or another proxy bearing a later date. Unless otherwise noted on the proxy, the proxies will vote for the proposals set forth herein. Any written notice of revocation or subsequently dated proxy should be mailed or delivered to Jeffrey
M. Shapiro, Executive Vice President and Secretary, Michael Foods, Inc., 324 Park National Bank Building, 5353 Wayzata Boulevard, Minneapolis, Minnesota 55416.

     The close of business on March 20, 2000 was fixed by the Board as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 3, 2000, the Company had outstanding 20,062,823 shares of common stock, $.01 par value per share (the "Common Stock"). The Common Stock is the Company's only class of voting securities and each share entitles the holder to one vote on all matters to come before the meeting. There is no cumulative voting in electing directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter upon which the shareholder has abstained. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     A copy of the Company's Annual Report for the year 1999, including financial statements, accompanies this Proxy Statement. The Company will also provide upon request a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year. Such request should be made to the Secretary of the Company at the address shown above.

                             ELECTION OF DIRECTORS

     Pursuant to the by-laws of the Company, the Board has fixed at ten (10) the number of directors to be elected at the Annual Meeting. Unless otherwise indicated thereon, the proxy holders will vote for the election of the nominees listed below to serve until the next annual meeting of shareholders and until their successors are elected and qualified. All nominees are members of the present Board. If any nominee shall be unavailable for election to the Board, the holders of proxies will vote for a substitute. Management has no reason to believe that any of the nominees will be unable to serve if elected to office.

     The ten (10) nominees who receive the highest number of votes will be elected directors of the Company. The Board recommends a vote FOR the election of each of the nominees listed below.

NOMINEES

     The following table sets forth certain information regarding the nominees.

                                                                                           FIRST BECAME
                                                                                           A DIRECTOR OF
             NAME                AGE                  BIOGRAPHICAL SUMMARY                  THE COMPANY
             ----                ---                  --------------------                 -------------
Richard A. Coonrod.............  68    General Partner of The Food Fund, a                     1993
                                       Minneapolis-based limited partnership specializing
                                       in food-related investments, since 1990. President
                                       of Coonrod Agriproduction Corporation, a food and
                                       agribusiness consulting and investment firm, since
                                       1985. Mr. Coonrod is also a director of Packaged
                                       Ice, Inc.
Daniel P. Dillon...............  54    President and Chief Executive Officer of Welch          1998
                                       Foods, Inc., a packaged goods company specializing
                                       in juices, juice concentrates, jams and jellies,
                                       since 1995.
Jerome J. Jenko................  62    Chief Executive Officer of Jenko & Associates           1998
                                       since 1997. Senior Advisor -- Goldsmith, Agio,
                                       Helms and Company, an investment banking firm,
                                       since 1997. Senior Vice President, General Counsel
                                       and Secretary of The Pillsbury Company from 1989
                                       to 1997.
Arvid C. Knudtson..............  73    Chairman of the Board since 1997. Consultant.           1987
                                       Principal in ACK Financial, a financial services
                                       firm serving the agricultural market, from 1988 to
                                       1993.
Joseph D. Marshburn............  71    General Partner, Lake Florence Partners, Ltd., a        1987
                                       grower and marketer of Florida citrus, since 1985.
                                       Consultant, Florida's Natural Growers, Inc., since
                                       1998.
Jeffrey J. Michael.............  43    President and Chief Executive Officer of Corstar        1990
                                       Holdings, Inc. (formerly ENStar Inc.), a holding
                                       company owning businesses engaged in voice and
                                       data connectivity and networking products and
                                       services, since 1990. Mr. Michael is also a
                                       director of CorVel Corporation.
Margaret D. Moore..............  52    Senior Vice President -- Human Resources of             1998
                                       PepsiCo, Inc., which manufactures and distributes
                                       non-alcoholic beverages, juices and snack foods,
                                       since January 2000. From 1998 to 1999, Senior Vice
                                       President/Treasurer of The Pepsi Bottling Group.
                                       From 1987 to 1998, Vice President of Investor
                                       Relations of PepsiCo, Inc.
Gregg A. Ostrander.............  47    President and Chief Executive Officer of the            1994
                                       Company since 1994. Mr. Ostrander is also a
                                       director of Arctic Cat Inc. and Celestial
                                       Seasonings, Inc.
Arthur J. Papetti..............  35    Executive Vice President of Papetti's Hygrade Egg       1997
                                       Products, Inc., a wholly-owned subsidiary of the
                                       Company, since 1992.
Stephen T. Papetti.............  42    Executive Vice President of Papetti's Hygrade Egg       1997
                                       Products, Inc., a wholly-owned subsidiary of the
                                       Company, since 1992.

CERTAIN INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

     Audit Committee. The Company has a standing Audit Committee which currently consists of Mr. Michael as Chairman, Mr. Marshburn and Ms. Bellantoni. The Audit Committee reviews, recommends and reports to the Board on (1) the independent auditors, (2) the quality and effectiveness of internal controls, (3) the engagement or discharge of the independent auditors, (4) the professional services provided by the independent auditors, and (5) the review and approval of major changes in the Company's accounting principles and practices. During 1999, the Audit Committee held three meetings.

     Compensation Committee. The Company has a standing Compensation Committee which currently consists of Mr. Coonrod as Chairman, Mr. Dillon and Mr. Jenko. The Compensation Committee considers and recommends to the Board salary schedules and other remuneration for the Company's executive officers. This committee also administers the Company's 1987 Non-Qualified Stock Option Plan, 1994 Executive Incentive Plan, 1994 Executive Performance Stock Award Plan and the 1997 Stock Incentive Plan. During 1999, the Compensation Committee held three meetings.

     Corporate Governance and Nominating Committee. The Company has a standing Corporate Governance and Nominating Committee which currently consists of Mr. Marshburn as Chairman, Mr. Knudtson, Ms. Moore and Mr. Ostrander. The Corporate Governance and Nominating Committee acts on behalf of the Board to review the size, composition and effectiveness of the Board and to consider corporate governance matters. During 1999, the Corporate Governance and Nominating Committee held one meeting.

     Ad Hoc Committee. The Company formed an Ad Hoc Committee in 1999 while the Board was reviewing options to enhance shareholder value by exploring various strategic alternatives. The Ad Hoc Committee consisted of Mr. Jenko as Chairman, Mr. Dillon, Mr. Knudtson and Mr. Ostrander. During 1999, the Ad Hoc Committee held seven meetings.

     During the year ended December 31, 1999, the Board held four regular meetings and six special meetings. All directors attended more than 75% of the meetings of the Board and committees on which they sit.

     Directors who are not officers or employees of the Company receive an annual retainer of $22,000. The Chairman of the Board is paid an annual retainer of $30,000. Directors are paid $1,000 for each committee or special Board meeting attended, with committee chairs paid $1,500 per meeting. Directors are paid $500 for each telephonic committee or special Board meeting attended, with committee chairs paid $1,000. Directors incurring travel expenses to attend meetings are reimbursed in full. Directors' fees and travel expense reimbursements in 1999 totaled $298,310.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The rules of the Securities and Exchange Commission require disclosure of late Section 16 filings by Company directors and executive officers. Based on the information provided to the Company, all directors and executive officers timely filed reports required to be filed, except for Mr. Shapiro who filed a Form 5 on March 8, 2000 to report a gift he made of 600 shares of Common Stock, which should have been reported in December 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers during each of the last three fiscal years.

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                  ANNUAL COMPENSATION   ------------
                                         FISCAL   -------------------      STOCK          ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR     SALARY    BONUS(1)    OPTIONS(2)    COMPENSATION(3)
      ---------------------------        ------    ------    --------    ----------    ---------------
Gregg A. Ostrander.....................   1999    $506,000   $416,980      44,500          $7,604
  President & Chief Executive Officer     1998     418,269    384,260       9,000           7,125
                                          1997     326,850    319,000     124,500           6,965
Jeffrey M. Shapiro.....................   1999     270,000    230,658      14,000           7,337
  Executive Vice President & Secretary    1998     280,000    258,991       6,000           7,408
                                          1997     250,538    245,988      34,000           7,096
John D. Reedy..........................   1999     260,000    217,055      16,200           7,295
  Executive Vice President, Chief         1998     232,885    214,800       6,000           7,166
  Financial Officer & Treasurer           1997     197,019    193,169      34,000           7,235
Bill L. Goucher........................   1999     230,000    170,471       9,800           7,167
  President, M.G. Waldbaum Company        1998     227,692    186,035       6,000           7,264
                                          1997     191,708    187,858      39,000           7,195
Norman A. Rodriguez....................   1999     203,000    187,875       7,700           7,461
  President, Crystal Farms Refrigerated   1998     210,423     79,213       6,000           7,737
  Distribution Company                    1997     193,789    189,339      32,000           7,597

-------------------------
(1) 1999 amounts include Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1999, for 1999 performance, plus Common Stock incentive awards paid for 1998 and 1997 performance, as such awards vested based upon 1999 performance, as follows (total dollar value of awards/1999 shares/1998 shares/1997 shares): Mr. Ostrander $113,364/2,950/1,684/ 654; Mr. Shapiro $68,644/1,574/1,127/501;
    Mr. Reedy $61,034/1,516/937/394; Mr. Goucher $56,618/ 1,341/917/383; Mr.
    Rodriguez $51,859/1,184/847/388. Awards for 1999 represent 50% of the amount conditionally earned for 1999 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1999, plus 30% of the amount conditionally earned for 1998 performance and 20% of the amount conditionally earned for 1997 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, as such awards vested based upon 1999 performance (see "Report of Compensation Committee on Executive Compensation"). 1998 amounts include Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, for 1998 performance, plus Common Stock incentive awards paid for 1997 performance, as such awards vested based upon 1998 performance, as follows (total dollar value of awards/1998 shares/1997 shares): Mr. Ostrander $70,552/2,807/981; Mr. Shapiro $48,984/1,879/751; Mr. Reedy $40,118/1,563/591; Mr. Goucher
    $39,168/1,528/575; Mr. Rodriguez $37,120/1,412/581. Awards for 1998
    represent 50% of the amount conditionally earned for 1998 performance and 30% of the amount conditionally earned for 1997 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, as such awards vested based upon 1998 performance (see "Report of Compensation Committee on Executive Compensation"). 1997 amounts include Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, for 1997 performance, plus Common Stock incentive awards paid under the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, for 1995 performance, as such awards vested based upon 1997 performance, as follows (total dollar value of awards/1997 shares/1995 shares): Mr. Ostrander $73,875/1,634/1,321; Mr.
    Shapiro $58,075/1,253/

    1,070; Mr. Reedy $45,400/985/831; Mr. Goucher $44,075/959/804; Mr. Rodriguez
    $44,000/969/791. Awards for 1997 represent 50% of the amount conditionally earned for 1997 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, and 20% of the amount conditionally earned for 1995 performance under the vesting schedule of the 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, as such awards vested based upon 1997 performance (see "Report of Compensation Committee on Executive Compensation"). Common Stock incentive awards made for 1999 performance were calculated using the closing price of the Common Stock on February 22, 2000 of $21.438. Common Stock incentive awards made for 1998 performance were calculated using the closing price of the Common Stock on February 25, 1999 of $18.625, which were valued when vested using the then current market price. Common Stock incentive awards made for 1997 performance were calculated using the closing price of the Common Stock on March 3, 1998 of $25.00, which were valued when vested using the then current market price.

(2) Number of shares of Common Stock purchasable under option grants. Pursuant to the 1994 Executive Incentive Plan, as Amended Effective January 1, 1999, stock option awards were made to certain executive officers in February 2000 based upon 1999 performance. The number of shares of Common Stock purchasable under such option awards made to named executive officers were:
    Mr. Ostrander 4,500 shares; Mr. Shapiro 3,000 shares; Mr. Reedy 3,000 shares; Mr. Goucher 3,000 shares; and Mr. Rodriguez 3,000 shares. Pursuant to the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, stock option awards were made to certain executive officers in February 1999 based upon 1998 performance. The number of shares of Common Stock purchasable under such option awards made to named executive officers were:
    Mr. Ostrander 9,000 shares; Mr. Shapiro 6,000 shares; Mr. Reedy 6,000 shares; Mr. Goucher 6,000 shares; and Mr. Rodriguez 6,000 shares. Pursuant to the 1994 Executive Incentive Plan, as Amended Effective January 1, 1996, stock option awards were made to certain executive officers in March 1998 based upon 1997 performance. The number of shares of Common Stock purchasable under such option awards made to named executive officers were:
    Mr. Ostrander 36,000 shares; Mr. Shapiro 24,000 shares; Mr. Reedy 24,000 shares; Mr. Goucher 24,000 shares; and Mr. Rodriguez 24,000 shares. Option grants are reflected in year earned, rather than year of grant. In addition, the following stock option grants were made at the discretion of the Compensation Committee in the years indicated (number of shares covered by grants): Mr. Ostrander 40,000 in 1999 and 88,500 in 1997; Mr. Shapiro 11,000 in 1999 and 10,000 in 1997; Mr. Reedy 13,200 in 1999 and 10,000 in 1997; Mr.
    Goucher 6,800 in 1999 and 15,000 in 1997; Mr. Rodriguez 4,700 in 1999 and 8,000 in 1997.

(3) Reflects the value of the Company's contributions under the Retirement Savings Plan and the value of life insurance premiums paid by the Company.

OSTRANDER, SHAPIRO, REEDY, GOUCHER AND RODRIGUEZ EMPLOYMENT AGREEMENTS

     Two agreements governed Mr. Ostrander's compensation in 1999. An agreement entered into by Mr. Ostrander and the Company in early 1998 was effective until July 15, 1999, when the Company and Mr. Ostrander entered into a new employment agreement (the "Ostrander Employment Agreement"). The Ostrander Employment Agreement terminates on June 30, 2001, provided, however, that commencing on June 30, 2000 and each June 30 thereafter, the termination date is automatically extended for one additional year. The Ostrander Employment Agreement provides that Mr. Ostrander will receive an annual base salary of at least $506,000 and that he will participate in the 1994 Executive Incentive Plan (and successor plans) and long-term incentive plans, including stock option plans, and other employee benefit plans established by the Company for its executive officers. Effective February 14, 2000, the Compensation Committee established Mr. Ostrander's annual base salary as $595,000.

     Two agreements governed Mr. Shapiro's compensation in 1999. An agreement entered into by Mr. Shapiro and the Company in late 1997 was effective until July 15, 1999, when the Company and Mr. Shapiro entered into a new employment agreement (the "Shapiro Employment Agreement"). The Shapiro Employment Agreement terminates on June 30, 2001, provided, however, that commencing on June 30, 2000 and each June 30 thereafter, the termination date is automatically extended for one additional year. The Shapiro Employment Agreement provides that Mr. Shapiro will receive an annual base salary of at least $270,000 and that he will participate in the 1994 Executive Incentive Plan (and successor plans) and long-term incentive plans, including stock option plans, and other employee benefit plans established by the Company for its executive officers. Effective February 14, 2000, the Compensation Committee established Mr. Shapiro's annual base salary as $275,000.

     Two agreements governed Mr. Reedy's compensation in 1999. An agreement entered into by Mr. Reedy and the Company in late 1997 was effective until July 15, 1999, when the Company and Mr. Reedy entered into a new employment agreement (the "Reedy Employment Agreement"). The Reedy Employment Agreement terminates on June 30, 2001, provided, however, that commencing on June 30, 2000 and each June 30 thereafter, the termination date is automatically extended for one additional year. The Reedy Employment Agreement provides that Mr. Reedy will receive an annual base salary of at least $260,000 and that he will participate in the 1994 Executive Incentive Plan (and successor plans) and long-term incentive plans, including stock option plans, and other employee benefit plans established by the Company for its executive officers. Effective February 14, 2000, the Compensation Committee established Mr. Reedy's annual base salary as $275,000.

     During 1999, the Company and Mr. Goucher entered into a new employment agreement with an effective date of January 1, 1999 (the "Goucher Employment Agreement"). The Goucher Employment Agreement terminates on December 31, 2000, although the employment period may be extended upon written agreement between the parties of the Goucher Employment Agreement. The Goucher Employment Agreement provides that Mr. Goucher will receive an annual base salary of at least $230,000 and that he will participate in the 1994 Executive Incentive Plan (and successor plans) and other employee benefit plans established by the Company for its executive officers. Effective February 14, 2000, the Compensation Committee established Mr. Goucher's annual base salary as $250,000.

     During 1999, the Company and Mr. Rodriguez entered into a new employment agreement with an effective date of January 1, 1999 (the "Rodriguez Employment Agreement"). The Rodriguez Employment Agreement terminates on December 31, 2000, although the employment period may be extended upon written agreement between the parties of the Rodriguez Employment Agreement. The Rodriguez Employment Agreement provides that Mr. Rodriguez will receive an annual base salary of at least $203,000 and that he will participate in the 1994 Executive Incentive Plan (and successor plans) and other employee benefit plans established by the Company for its executive officers. Effective February 14, 2000, the Compensation Committee established Mr. Rodriguez's annual base salary as $213,150.

1994 EXECUTIVE INCENTIVE PLAN

     On January 1, 1994, the Company established the 1994 Executive Incentive Plan. The 1994 Executive Incentive Plan, as Amended Effective January 1, 1995, 1996, and 1999, is described in the "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

CHANGE IN CONTROL AGREEMENTS/EXECUTIVE EMPLOYMENT AGREEMENT TERMINATION
PROVISIONS

     Certain key employees of the Company and its subsidiaries are covered under the Severance Plan for Eligible Employees of Michael Foods, Inc. and its Subsidiaries (the "Severance Plan") should they be terminated without cause within 24 months following a change in control. Generally, the Severance Plan defines a change in control as occurring when a person acquires the power to elect, appoint or cause the election or appointment of at least a majority of the Board or purchases all or substantially all of the properties and assets of the Company; provided, however, that a change in control does not include certain acquisitions pursuant to a merger, consolidation or sale of properties and assets. Under the Severance Plan, certain key employees would be entitled to receive a lump sum payment equal to one time total annual compensation, with several key employees being entitled to a payment of two times total annual compensation. Annual compensation is defined as the employee's highest annual rate of salary (excluding bonuses, benefits, allowances, etc.) within the three calendar year periods prior to the date of termination of employment;

provided, however, that if the employee has been employed by the Company or a predecessor for less than three years, total annual compensation means the highest annualized salary during the period of employment.

     The Company's employment agreements with Messrs. Ostrander, Shapiro, Reedy, Goucher, and Rodriguez contain severance compensation provisions. The Ostrander Employment Agreement provides that if Mr. Ostrander's employment is terminated by death or disability, Mr. Ostrander or his estate will receive within 30 days a termination payment equal to any annual base salary through the date of termination not yet paid, plus the target bonus for the year prorated for months of employment in that year, plus any eligible unpaid other benefits, plus two times the total of Mr. Ostrander's current annual base salary and target bonus. Additionally, all stock options shall vest and remain exercisable for the remainder of their term and all restricted stock awards, and other awards, shall vest and become immediately payable.

     If Mr. Ostrander's employment is terminated for cause or he terminates his employment without Good Reason, Mr. Ostrander will receive his annual base salary through the date of termination and other benefits not yet paid under any plan, program, policy, practice, contract or agreement of the Company. "Good Reason" is defined in the Ostrander Employment Agreement to include, among other things, any dimunition in position, authority, duties and responsibilities, or any requirement to relocate or travel more extensively. Furthermore, Mr. Ostrander shall be deemed to have terminated his employment for Good Reason if he voluntarily terminates his employment within sixty (60) days of the date six months following the occurrence of a change in control. If Mr. Ostrander's employment is terminated prior to a change in control by himself for Good Reason or by the Company other than for cause, death or disability, Mr. Ostrander will receive a lump sum within 30 days of any annual base salary through the date of termination not yet paid, plus the target bonus for the year prorated for months of employment in that year, plus any eligible unpaid other benefits, plus two times the total of Mr. Ostrander's current annual base salary and target bonus. Additionally, all stock options shall vest and remain exercisable for the remainder of their term and all restricted stock awards and other awards shall vest and become immediately payable.

     If Mr. Ostrander's employment is terminated by the Company within two years of a change in control other than for cause, or by the executive for Good Reason in the same period, or employment is terminated due to death or disability within six months following a change in control, Mr. Ostrander will receive a lump sum within 30 days of any annual base salary through the date of termination not yet paid, plus the target bonus for the year prorated for months of employment in that year, plus any eligible unpaid other benefits, plus three times the total of Mr. Ostrander's current annual base salary and target bonus, plus any compensation previously deferred by Mr. Ostrander other than pursuant to a tax-qualified plan. Additionally, all stock options shall vest and remain exercisable for the remainder of their term and all restricted stock awards and other awards shall vest and become immediately payable. Further, for a period of three years, the Company will provide Mr. Ostrander and his family with medical, dental and life insurance such as are then currently provided to him. In certain circumstances, Mr. Ostrander may also be eligible to receive an additional payment of any excise tax imposed by Section 4999 of the Internal Revenue Code, as well as a "gross up payment" such that he will retain an amount equal to the excise tax, after all income taxes, interest and penalties associated with all such payments.

     The Shapiro and Reedy Employment Agreements each contain severance provisions that are similar to the severance provisions contained in the Ostrander Employment Agreement. However, the payment upon death or disability is one and one-half times the executive's current annual base salary and target bonus, is also one and one-half times such figures upon termination by the company other than for cause, death or disability, or by the executive for Good Reason prior to a change in control, and is two times such figures upon termination by the Company within two years of a change in control other than for cause, or by the executive for Good Reason in the same period, or employment is terminated due to death or disability within six months following a change in control, and the insurance provision covers a two year period.

     The Goucher and Rodriguez Employment Agreements each contain severance provisions that are similar to the severance provisions contained in the Shapiro and Reedy Employment Agreements. However, the payment upon death or disability is one time the executive's current annual base salary, is also one time such figure upon termination by the company other than for cause, death or disability, or by the executive for Good Reason prior to a change in control, and is two times such figure upon termination by the Company within two years of a change in control other than for cause, or by the executive for Good Reason in the same period. There are no insurance or excise tax provisions in these agreements and the definition of Good Reason is more restrictive and excludes a voluntary termination.

STOCK COMPENSATION PLANS FOR KEY EMPLOYEES

     Common Stock option awards and other stock-based awards may be granted to key employees, officers, consultants, or independent contractors providing services to the Company or its affiliates under the 1997 Stock Incentive Plan ("1997 Stock Incentive Plan"), as adopted by the Board, approved by the shareholders in 1997 and amended by the shareholders in 1999. Grants can be in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. To date, only stock option awards have been made under the 1997 Stock Incentive Plan. Two million (2,000,000) shares of Common Stock were authorized for issuance under the 1997 Stock Incentive Plan when it was amended in 1999; as of March 3, 2000, 945,900 shares remain available for issuance under the 1997 Stock Incentive Plan. There presently are stock option awards outstanding covering 1,054,100 shares which have been granted to approximately 110 persons under the 1997 Stock Incentive Plan. Generally, options granted under the 1997 Stock Incentive Plan cannot be exercised during the first 12 months after the date of grant, become exercisable ratably over the first five years, and expire not later than 10 years after the grant. The option price per share for options granted is not less than the fair market value of a share of Common Stock on the date of grant. Under the 1997 Stock Incentive Plan, an optionee may pay the full exercise price of an option in cash or by delivering shares of Common Stock which have been held by such person for more than six months, or a combination thereof.

     In 1994, the Company's shareholders approved the Company's 1994 Executive Performance Stock Award Plan ("Performance Plan"). The purpose of this plan is to attract, retain and reward key executives of the Company and awards are limited to Common Stock share awards earned in accordance with the Company's 1994 Executive Incentive Plan. See "REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION." A total of 300,000 shares of Common Stock were reserved for issuance under the Performance Plan and, as of March 3, 2000, a total of 122,239 shares remained available for issuance under the Performance Plan.

     The 1987 Non-Qualified Stock Option Plan (the "Prior Stock Option Plan") expired by its terms in 1997. The Prior Stock Option Plan provided for the grant of options to purchase shares of Common Stock to key employees of the Company and its subsidiaries as determined by the Compensation Committee of the Board. The aggregate number of shares of Common Stock as to which options could be awarded under the Prior Stock Option Plan was 2,332,500. The Prior Stock Option Plan played a critical role in the Company's compensation strategy of providing performance incentives to attract and retain certain key individuals and to give such individuals a direct financial interest in the future success and profitability of the Company.

     The Prior Stock Option Plan provided for the granting of options which did not qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986 (the "Code"). Options granted under the Prior Stock Option Plan were not, in general, exercisable during the first 12 months after the date of grant, became exercisable ratably over the first five years, and expire not later than 10 years after the grant. The option price per share for options granted under the Prior Stock Option Plan was not less than the fair market value of a share of Common Stock on the date of grant. The Prior Stock Option Plan required optionees to pay the full exercise price of an option in cash or by delivering shares of Common Stock which were held by such person for more than six months, or a combination thereof. No further stock option grants will be made under the Prior Stock Option Plan, although exercises may occur over the next seven years. At March 3, 2000 approximately 50 persons held options to purchase 680,977 shares of the Company's Common Stock granted under the Prior Stock Option Plan.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     In 1992, the Company adopted the Stock Option Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to aid the Company in attracting and retaining non-employee directors by enabling the acquisition of a financial interest in the Company by non-employee directors through the issuance of shares of Common Stock with respect to their services as a director of the Company. The Director Plan memorialized the Company's practice of granting options to purchase Common Stock to non-employee directors upon their election or appointment as a director.

     The Director Plan provides that non-employee directors will receive, upon their initial election or appointment, an option to purchase 5,000 shares of Common Stock at the then fair market value of the Common Stock. The Director Plan also provides for the grant of an option to purchase an additional 1,500 shares of Common Stock upon each director's subsequent anniversary of participation on the Board. The options become exercisable in full one year after the date of grant and expire ten years from the date of grant. Subsequent to the Annual Meeting of Shareholders, the Board will have seven non-employee directors.

     There are 96,700 shares of Common Stock currently subject to options granted to non-employee directors under the Director Plan. The number of shares of Common Stock remaining available for issuance under the Director Plan is 53,300. This number will be subject to adjustment in the event of stock splits, reclassifications of shares of Common Stock, recapitalizations, stock dividends or similar adjustments in the Common Stock.

     The Board may amend the Director Plan to conform it to securities laws or other laws, or to comply with stock exchange rules or requirements. However, the Board may not, without shareholder approval, amend the Director Plan to change:
(i) the total number of shares of Common Stock as to which options may be granted; (ii) the class of persons eligible to receive options under the Director Plan; (iii) the manner of determining option prices; (iv) the period during which the options may be granted or exercised; or (v) the provisions relating to the administration of the Director Plan by the Board. The Board may terminate the Director Plan without shareholder approval.

OPTION GRANTS IN LAST YEAR

                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES
                         NUMBER OF      % OF TOTAL                                             OF STOCK PRICE
                         SECURITIES      OPTIONS                                          APPRECIATION FOR OPTION
                         UNDERLYING     GRANTED TO     EXERCISE OR BASE                           TERM(4)
                          OPTIONS      EMPLOYEES IN    PRICE PER SHARE     EXPIRATION    --------------------------
        NAME             GRANTED(1)     LAST YEAR         ($/SH)(2)         DATE(3)          5%            10%
        ----             ----------    ------------    ----------------    ----------    ----------    ------------
Gregg A. Ostrander...      49,000         28.1%        $18.625 & 22.688     02/25/09      $676,137      $1,713,507
Jeffrey M. Shapiro...      17,000           9.8         18.625 & 22.688     02/25/09       227,226         575,847
John D. Reedy........      19,200          11.0         18.625 & 22.688     02/25/09       258,616         655,397
Bill L. Goucher......      12,800           7.3         18.625 & 22.688     02/25/09       167,300         423,979
Norman A. Rodriguez..      10,700           6.1         18.625 & 22.688     02/25/09       137,338         348,045

-------------------------
(1) All options granted are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary date. Vesting may be accelerated in certain events relating to a change in control of the Company.

(2) The exercise price may be paid by delivery of already owned shares. The tax withholding obligations related to exercises may be paid by offset of the underlying shares, subject to certain conditions.

(3) All options have a ten year term, with vesting subject to discontinuation if employment is terminated in the first five years.

(4) Potential gains are reported net of the option exercise price, but before taxes associated with an exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the optionholder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be realized.

OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

     The following table provides information related to stock option exercises in 1999 and the number and value of shares of Common Stock represented by options held at December 31, 1999 by the named executive officers.

                                                                                             VALUE OF UNEXERCISED
                                SHARES                      NUMBER OF UNEXERCISED                IN-THE-MONEY
                               ACQUIRED                      OPTIONS AT YEAR-END            OPTIONS AT YEAR-END(2)
                                  ON          VALUE      ----------------------------    ----------------------------
           NAME               EXERCISE(1)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
           ----               -----------    --------    -----------    -------------    -----------    -------------
Gregg A. Ostrander........          --             --      146,300         156,700       $1,650,050       $650,555
Jeffrey M. Shapiro........      15,000       $224,695       37,694          46,400          395,358        199,132
John D. Reedy.............          --             --       41,910          51,000          499,190        238,493
Bill L. Goucher...........          --             --       52,600          52,200          694,425        308,372
Norman A. Rodriguez.......      40,887        391,002       24,333          35,900          205,148        126,704

-------------------------
(1) Mr. Rodriguez exercised options to purchase 40,887 shares and delivered or returned 20,219 shares to exercise these options and pay withholding taxes due.

(2) The closing price for the Common Stock on December 31, 1999 was $24.625 per share. The value is calculated on the basis of the difference between the option exercise prices and $24.625 multiplied by the number of shares of Common Stock underlying the options.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In February 1997, the Company acquired Papetti's Hygrade Egg Products, Inc. and affiliated companies ("Papetti's"). Consideration included the issuance of 3,195,455 shares of Common Stock to Papetti family members (the "Papetti Family Shareholders") as follows: Arthur J. Papetti, 1,597,727 shares; Stephen T. Papetti, 798,864 shares; Alfred Papetti, 798,864 shares (see "SECURITY OWNERSHIP"). Consideration also included $42,913,000 in cash, payable to various Papetti family members, Papetti family trusts and limited partnerships, and others. In conjunction with the acquisition, the Company entered into various agreements with certain Papetti family members and related entities. These agreements included several leases as discussed below. These agreements also included employment contracts with six Papetti family members for a period of three years each, with annual base salary amounts as follows: Arthur N. Papetti at least $225,000; Anthony Papetti at least $225,000; Alfred Papetti at least $180,000; Arthur J. Papetti at least $180,000; Stephen T. Papetti at least $180,000; Tina M. Noll at least $150,000. These agreements expired by their terms in February 2000. As of March 1, 2000, Arthur N. Papetti, Alfred Papetti, Arthur J. Papetti, and Stephen T. Papetti continue as "at will" employees of the Company. In 1998, the Board added Arthur N. Papetti, Alfred Papetti, Arthur J. Papetti and Stephen T. Papetti as participants in the 1994 Executive Incentive Plan. Arthur N. Papetti is Arthur J. Papetti's and Tina M. Noll's father. Anthony Papetti is the brother of Arthur N. Papetti and the father of Stephen T. Papetti and Alfred Papetti.

     A shareholder agreement executed between the Company and the Papetti Family Shareholders (the "Shareholder Agreement") at the time of acquisition provided that the Papetti Family Shareholders may, for a three year period, nominate one or two directors depending upon the percent of the Papetti Family Shareholder's Common Stock holdings relative to the total Common Stock shares outstanding. Current Common Stock holdings allow the family to nominate two directors. The Shareholder Agreement was extended by mutual agreement of the parties for 90 days effective February 25, 2000. The Papetti family Board nominees, who are also current directors, are Arthur J. Papetti and Stephen T. Papetti (see "ELECTION OF DIRECTORS -- Nominees"). Further, the Shareholder Agreement provides the Papetti Family Shareholders with registration rights during the term of the Shareholder Agreement should the Company register equity securities for a public offering under the Securities Act of 1933, as amended. Also, the Shareholder Agreement placed restrictions on the Papetti Family Shareholders' ability to sell shares of Common Stock in the period two years from the date of acquisition. Further, for the term of the Shareholder Agreement, or until the Papetti Family Shareholders own less than 5% of the shares of Common Stock outstanding (or the voting power thereof), whichever is earlier, the Papetti Family Shareholders may not sell more than 5% of the outstanding shares of Common Stock (or the voting power thereof), or sell any shares to a person or group that holds, or would hold as a result of such a transaction, 5% or more of the shares of Common Stock, without giving the Company a right to first purchase said shares. Effective February 25, 1998, the Company and the parties to the various Papetti's acquisition agreements entered into an amendment to the acquisition documents. The amendment provides that neither party shall make a claim for indemnification unless and until either party has incurred such losses for which such party is entitled to indemnification in the sum of $700,000, and then only for cumulative losses in excess of $700,000. This level had been previously established at $200,000.

     In connection with the Papetti's acquisition, the Company entered into six separate leases for the principal properties used by Papetti's in its operations. The properties are owned by six separate partnerships, of which four are wholly-owned by Papetti family members and two are fifty percent (50%) owned by Papetti family members. The leases all expire in 2007 and are renewable for two successive five-year terms. The aggregate annual net rent paid by the Company under the leases was $2,300,148, including a lease termination payment, in 1999, $2,162,148 in 1998, and $2,157,348 in 1997. In addition, the Company pays all real estate taxes, utilities, insurance and other operating expenses associated with the properties and is required to maintain the properties.

     The Company's Egg Products Division purchases eggs under an egg supplier agreement with a partnership in which certain affiliates are general partners. Such purchases totaled approximately $10,100,000 in 1999, $11,900,000 in 1998 and $10,400,000 in 1997. Papetti Farms, Inc. is a 50% general partner in the partnership, Sunbest-Papetti Farms, and is owned as follows: Arthur J. Papetti, 50%; Alfred Papetti, 25%; Stephen T. Papetti, 25%.

     In February 1997, the Company completed an Agreement and Plan of Reorganization between North Star Universal, Inc. ("North Star"), Michael Foods, Inc. and NSU Merger Co. The effect of these transactions was that Michael Foods, Inc., a Delaware corporation, merged with North Star, with the Company emerging as the post-merger entity. Members of the James H. Michael and Jeffrey J. Michael family were the controlling shareholders of North Star. An effect of the merger transaction was that approximately 76% of the shares of Common Stock formerly held by North Star were transferred directly to North Star's shareholders, with the balance being effectively retired. Three limited partnerships established for the benefit of certain Michael family members ("Michael Family Shareholders") now hold 1,588,489, 1,459,514 and 134,442 shares of Common Stock, respectively (see "SECURITY OWNERSHIP"). Jeffrey J. Michael is a partner in these limited partnerships and is a director of the Company. An agreement entered into with the Michael Family Shareholders at the time of the merger allowed the Michael family to nominate two representatives to the Board through February 1999 if their Common Stock holdings exceed 10% of the outstanding shares. One of these nominees was Jeffrey J. Michael (see "ELECTION OF DIRECTORS -- Nominees").

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation of the Company's executive officers is based on four components: base salary, incentive cash payments, incentive Common Stock payments and Common Stock option awards. Base salary is fixed by contract in the case of the Chief Executive Officer and named executive officers. See "EXECUTIVE COMPENSATION -- Ostrander, Shapiro, Reedy, Goucher, and Rodriguez Employment Agreements."

     The Company has established the base salaries for its executive officers, including the Chief Executive Officer, by reference to competitive salaries of executives with similar positions and responsibilities. These base salaries are established through negotiations and are not dependent upon the Company's performance. As part of this process, the Company has referenced national executive compensation studies. In the case of the named executive officers, the compensation provided for under their employment agreements for 1999 was principally determined by referencing the noted compensation studies to compare job titles and duties of Company executives to comparable positions at companies in the U.S. food industry. The Compensation Committee ("Committee") believes the Company should provide the Chief Executive Officer and other executive officers with base salaries that are competitive with those offered by food companies of comparable size. Toward this end, in 1999, executive officers' annual base salary adjustments were made which aggregated approximately $158,000 as compared to the base salary levels which prevailed as of December 31, 1998 for the then executive officer group. Of this amount, $146,000 was for the named executive officers: $101,000 was pursuant to Mr. Ostrander's employment agreement, $35,000 was pursuant to Mr. Reedy's employment agreement, and $10,000 was pursuant to Mr. Goucher's employment agreement. The balance was paid to other executive officers.

     The Committee periodically reviews its compensation criteria and programs to consider changing business conditions and the Company's needs. The executive compensation program presently in-place, known as the 1994 Executive Incentive Plan, provides for three incentive components: cash awards, Common Stock awards and Common Stock option awards. All participants in the 1994 Executive Incentive Plan are eligible to earn awards under the first two components, with cash awards being limited to a maximum of 75% of base salary and with Common Stock awards being limited to a maximum of 25% of base salary. Additionally, certain executive officers can qualify for Common Stock option awards if a targeted earnings per share level is met for a given year. Since its adoption, the 1994 Executive Incentive Plan has been amended three times -- effective January 1, 1995, 1996, and 1999 (the "Incentive Plan").

     The Incentive Plan rewards participants upon the attainment of specific performance goals. Corporate executives are rewarded based upon the attainment of the Company's earnings per share growth targets and operating company executives are rewarded partially based upon individual operating company growth in profit before bonuses and taxes, and partially based upon overall corporate earnings per share growth. Cash awards under the Incentive Plan are dependent upon attainment of annually established guidelines, or targets, determined by the Chief Executive Officer and approved by the Committee. The purpose of the Incentive Plan is to incent and reward the senior management of the Company for delivering or exceeding their annual operating plan and to motivate those executives to plan and focus on long-term earnings growth. Generally, there is no provision for incentive awards when there is a decrease in earnings year-over-year at the appropriate business unit level, except at the discretion of the Chief Executive Officer with the concurrence of the Committee. However, should an operating company have an earnings decline, but the Company still achieves an earnings per share level within, or above, the established target range for the same year (see discussion in following paragraph), officers of such operating company are eligible to receive the cash and Common Stock award portions of their incentive opportunity tied to overall Company results as specified in the Incentive Plan. Additionally, the Incentive Plan attempts to foster longer-term performance by tying Common Stock awards to average year-over-year earnings per share growth over a three year period.

     As described above, all participants are eligible to receive cash awards and Common Stock awards under the Incentive Plan. Cash awards are determined by the relative attainment of target profit amounts using a scale of increasing percentages, which starts at the attainment of 94% of the target profit amount, with maximum awards achieved upon the attainment of 110% of the target profit amount. The calculation of the relative performance level, in turn, determines the percent of a participant's base salary which can be awarded under the cash award component of the Incentive Plan. Maximum incentive cash awards are: 75% of base salary for corporate executive officers and operating company presidents, 56.3% of base salary for other officers and 37.5% of base salary for key employees.

     Effective January 1, 1999, the Committee established target levels for 1999 performance under the Incentive Plan. For 1999 performance, there were $871,520 in cash incentive awards paid to the named executive officers under the Incentive Plan, with Mr. Ostrander earning a $303,616 cash incentive award. The awards were determined in accordance with the Incentive Plan, based upon the achieved 1999 earnings per share as compared to the target level and, in the case of operating company officers, partially based upon 1999 profit before bonuses and taxes as compared to the target levels for the respective operating companies. The Company achieved 103% of targeted earnings per share in 1999 and individual operating companies achieved from 65% to 121% of their operating profit targets. Certain discretionary adjustments, which affected named executive officers, were proposed by the Chief Executive Officer and were approved by the Committee.

     Common Stock awards have been triggered by the Company attaining at least 15% year-over-year earnings per share growth. Effective January 1, 1999, the Compensation Committee amended this portion of the Incentive Plan to provide that the share award component of the plan will be determined upon whether average annual diluted earnings per share growth of at least 15% is achieved over the prior three fiscal years. Common Stock incentive awards are 25% of base salary for corporate executive officers and operating company presidents, 18.75% of base salary for other officers and 12.5% of base salary for key employees. When the 15% average earnings per share growth threshold is achieved, participants receive a fixed percentage of their base salary, as previously described, dependent upon their participation level in the Incentive Plan. This is an "all or nothing" award. That is, if the threshold is not achieved, the Common Stock incentive award opportunity for that year is forfeited. Fifty percent of the earned Common Stock award amount vests immediately in the year it is earned, 30% vests the next year if at least 15% average annual earnings per share growth has been achieved over the three year period ending with that year, and the remaining 20% vests the subsequent year if at least 15% average annual earnings per share growth has been achieved over the three year period ending with that year.

     For 1999, based upon 1999, 1998, and 1997 performance, the Company exceeded the 15% earnings per share growth threshold. Relative to this performance, there were 16,397 shares of Common Stock awarded to the named executive officer participants in the Incentive Plan, including 5,288 shares awarded to Mr. Ostrander. A portion of the awarded Common Stock shares related to the 30% amount provisionally earned for 1998 performance and 20% amount provisionally earned for 1997 performance, which vested based upon 1999 performance (see footnote (1) of "EXECUTIVE COMPENSATION -- Summary Compensation Table"). Additionally, for 1999 performance, there were grants of options to purchase 19,500 shares of Common Stock under the Incentive Plan, including a Common Stock option grant covering 4,500 shares of Common Stock made to Mr. Ostrander. These incentive Common Stock awards and Common Stock option grants were effective in late February 2000 and were awarded in March 2000 upon Board ratification.

     In 1998, the Committee commissioned a study prepared by a national consulting firm specializing in executive compensation. The study, presented in 1999, indicated that the Company's salary structure and longer-term compensation incentives for its senior executive officers remained below those levels prevailing in the market for companies of similar annual sales and assets, including, specifically, food companies of comparable size. Based upon these findings, the Committee revised its base salary determinations for certain executive officers, including Mr. Ostrander, which were effective as of January 1999. Mr. Ostrander's annual base salary was increased from $405,000 to $506,000. The Committee received an update of that study, including additional national food industry executive compensation information, in February 2000 and revised its base salary determinations for certain executive officers, including Mr. Ostrander, effective that month.

     The Company has no policy with respect to Section 162(m) of the Code, which precludes a deduction by any publicly-held corporation for certain compensation paid to any covered employee to the extent that the compensation for the taxable year exceeds $1,000,000.

                                          The Compensation Committee

                                          Richard A. Coonrod, Chairman
                                          Daniel P. Dillon
                                          Jerome J. Jenko

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five years ended December 31, 1999 with the cumulative total return on the S&P 500 Index and the S&P Food Group Index. The comparison assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the foregoing indices, and assumes reinvestment of dividends.

                              [PERFORMANCE GRAPH]


                                        DEC 94    DEC 95   DEC 96   DEC 97   DEC 98   DEC 99
                                        -------   ------   ------   ------   ------   ------
  Michael Foods, Inc.                   $100.00   $119.7   $133.6   $258.9   $321.6   $267.1
  S&P Food Group Index                   100.00    127.6    151.1    216.6    234.4    184.4
  S&P 500 Index                          100.00    137.6    169.2    225.6    290.1    351.1

                               SECURITY OWNERSHIP

     The following table sets forth certain information as of March 3, 2000 with respect to the beneficial holdings of each person or entity known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock.

                                                                  NUMBER OF SHARES       PERCENT
                      NAME AND ADDRESS                          BENEFICIALLY OWNED(1)    OF CLASS
                      ----------------                          ---------------------    --------
4J2R1C Ltd. Partnership(2)..................................          1,588,489           7.7 %
Arthur J. Papetti(3)........................................          1,487,463           7.2
3J2R Ltd. Partnership(2)....................................          1,459,514           7.1
Sanford C. Bernstein & Co., Inc.............................          1,023,690           5.0
767 Fifth Ave., New York, NY 10153

-------------------------
(1) Owned of record and beneficially, except as otherwise noted.

(2) c/o 7450 Flying Cloud Dr., Eden Prairie MN 55344

(3) c/o O'Connor, Morss & O'Connor, P.C., Liberty Hall Center, 1085 Morris Avenue, Union NJ 07083.

     The following table sets forth certain information as of March 3, 2000 with respect to the beneficial holdings of each director and nominee, each named executive officer, and all executive officers and directors as a group.

                                                               NUMBER OF SHARES       PERCENT
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED(1)    OF CLASS
------------------------                                     ---------------------    --------
Directors and Nominees:
  Maureen B. Bellantoni.....................................           5,303(2)         *
  Richard A. Coonrod........................................          11,000(3)         *
  Daniel P. Dillon..........................................           7,028(2)         *
  Jerome J. Jenko...........................................           5,250(2)         *
  Arvid C. Knudtson.........................................          11,000(3)         *
  Joseph D. Marshburn.......................................          11,000(3)         *
  Jeffrey J. Michael........................................       3,193,735(2)(5)      15.5%
  Margaret D. Moore.........................................          10,000(2)         *
  Gregg A. Ostrander........................................         214,592(4)          1.0
  Arthur J. Papetti.........................................       1,487,463             7.2
  Stephen T. Papetti........................................         749,850             3.6
Executive Officers:
  Jeffrey M. Shapiro........................................         185,315(6)         *
  John D. Reedy.............................................          85,726(7)         *
  Bill L. Goucher...........................................          83,126(8)         *
  Norman A. Rodriguez.......................................          76,373(9)         *
  All Directors and Executive Officers as a Group: (18
     persons)...............................................       6,244,074(10)        30.4

-------------------------
  *  Less than 1%

 (1) Owned of record and beneficially, except as otherwise noted.

 (2) Includes 5,000 shares of Common Stock as to which Ms. Bellantoni, Ms. Moore and Messrs. Dillon, Jenko and Michael each have the right to acquire beneficial ownership within 60 days by the exercise of options granted to non-employee directors upon their election or appointment. See "EXECUTIVE COMPENSATION -- Stock Option Plan for Non-Employee Directors." Ms. Bellantoni is not standing for re-election as a director.

 (3) Includes 10,000 shares of Common Stock as to which Messrs. Coonrod, Knudtson and Marshburn each have right to acquire beneficial ownership within 60 days by the exercise of options granted to non-employee directors upon their election or appointment. See "EXECUTIVE COMPENSATION -- Stock Option Plan for Non-Employee Directors."

 (4) Includes 1,000 shares of Common Stock held in Mr. Ostrander's Individual Retirement Account and 184,200 shares of Common Stock as to which Mr. Ostrander has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

 (5) Includes three limited partnership holdings of 1,588,489; 1,459,514; and 134,442 shares of Common Stock, respectively, two of which are noted in the above Security Ownership table, of which Mr. Michael disclaims beneficial ownership except to the extent of his pecuniary interest in the limited partnerships' assets. Also includes 730 shares held by a minor child.

 (6) Includes 3,110 shares of Common Stock held in Mr. Shapiro's Individual Retirement Account and includes 51,494 shares of Common Stock as to which Mr. Shapiro has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

 (7) Includes 10,000 shares of Common Stock held for Mr. Reedy's benefit in a Money Purchase Pension (Keogh) Account and 58,550 shares of Common Stock as to which Mr. Reedy has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

 (8) Includes 70,560 shares of Common Stock as to which Mr. Goucher has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

 (9) Includes 13,696 shares of Common Stock held by Mr. Rodriguez's spouse, 1,668 shares of Common Stock held in Mr. Rodriguez's Individual Retirement Account, and 33,473 shares of Common Stock as to which Mr. Rodriguez has the right to acquire beneficial ownership within 60 days by the exercise of options granted.

(10) Includes 878 shares of Common Stock held in two other executive officers' Individual Retirement Accounts; 384 shares held in a Simplified Employee Plan for another executive officer; 144 shares held by two minor children of another executive officer; and 508,374 shares of Common Stock as to which the executive officers and directors have the right to acquire beneficial ownership within 60 days by the exercise of options granted.

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board recommends that the shareholders ratify the Board's appointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 2000. Grant Thornton LLP has served as the Company's principal auditors since the Company's formation in 1987.

     Representatives of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.

                       SHAREHOLDER PROPOSALS FOR THE 2001
                         ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder who wishes to present a proposal for action at the next Annual Meeting of Shareholders and who wishes to have it set forth in the Proxy Statement and identified in the form of proxy prepared by the Company must notify the Company so that such notice is received by the Secretary by January 1, 2001. Any such proposal must be in the form required under the rules and regulations promulgated by the Securities and Exchange Commission. In addition, any shareholder who intends to propose any matter that is not identified in the notice of such meeting must comply with the Company's Bylaws which require at least twenty (20) days' written notice prior to the meeting stating with reasonable particularity the substance of the proposal.

                                 OTHER MATTERS

     The Board knows of no other matters that are intended to be brought before the Annual Meeting. If other matters, of which the Board is not aware, are presented for action, it is the intention of the proxies named in the enclosed form of proxy to vote on such matters in their sole discretion.
                                          By Order of the Board of Directors,

                                          /s/ Jeffrey M. Shapiro
                                          Jeffrey M. Shapiro
                                          Executive Vice President and Secretary

March 27, 2000

                              MICHAEL FOODS, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                           WEDNESDAY, APRIL 26, 2000
                                   4:00 P.M.

                               AUDITORIUM OF THE
                         LUTHERAN BROTHERHOOD BUILDING
                            625 FOURTH AVENUE SOUTH
                             MINNEAPOLIS, MINNESOTA




[GRAPHIC OMITTED]



             MICHAEL FOODS, INC.
             324 PARK NATIONAL BANK BUILDING
             5353 WAYZATA BOULEVARD
             MINNEAPOLIS, MINNESOTA 55416                               PROXY
--------------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoint Gregg A. Ostrander and Jeffrey M. Shapiro as Proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated hereon, all the shares of Common Stock of Michael Foods, Inc. held of record as shown on the reverse side on March 20, 2000, at the Annual Meeting of Shareholders to be held on April 26, 2000, or any adjournment thereof.















                  (CONTINUED AND TO BE SIGNED ON THE REVERSE.)

                                  VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Michael Foods, Inc., c/o Shareowner Services-,
                    P.O. Box 64873, St. Paul, MN 55164-0873.




          PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


             PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE --

[GRAPHIC OMITTED]



1. ELECTION OF DIRECTORS:
     01 Richard A. Coonrod 05 Joseph D. Marshburn 09 Arthur J. Papetti          [ ]Vote FOR all         [ ]  Vote WITHHELD
     02 Daniel P. Dillon   06 Jeffrey J. Michael  10 Stephen T. Papetti                 nominees                   from
     03 Jerome J. Jenko    07 Margaret D. Moore                                         except                     all nominees
     04 Arvid C. Knudtson  08 Gregg A. Ostrander                                        those nominees listed
                                                                                        in the box below)


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)


2. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP as the independent auditors of the Corporation for the year ending December 31, 2000.
      [ ]For      [ ] Against      [ ] Abstain


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.


Address Change? Mark Box [ ] Indicate
 changes below:

                    Date:------------------------------------------------ , 2000
                    Signature(s) in Box
                    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign by authorized person.